Exhibit 23.3

KPMG LLP Suite 2500 One Mellon Center Pittsburgh, PA 15219-2598	Telephone Fax Internet	412 391 9710 412 391 8963 www.us.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors
North Pittsburgh Systems, Inc.

We consent to the use of our reports with respect to the consolidated financial statements and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
October 8, 2007